Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of May 10, 2022 (the “Effective Date”) between Liquidmetal Technologies, Inc., a Delaware corporation with offices at 20321 Valencia Circle, Lake Forest, CA 92630 (“Company”) and Rosewood LLC, a New York limited liability company with offices at 565 Taxter Road, Suite 301, Elmsford NY 10523 (“Consultant”). Company and Consultant may be separately referred to herein as “Party” and collectively as the “Parties”.

WHEREAS, Consultant is in the business of providing consulting services with regard to business strategy, investment, and networking;

WHEREAS, in order to have available Consultant’s knowledge, experience and advice, Company desires to retain the services of the Consultant on the terms and conditions provided in this Agreement; and

WHEREAS, Consultant, understanding and accepting the terms and conditions set forth herein, desires to render such services on such terms and conditions.

THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, the parties agree as follows:

1.	RESPONSIBILITIES, WARRANTIES AND COMPLIANCE WITH LAWS.

1.1         Consultant agrees to provide to Company, in the required timeframe, as an independent contractor, the consulting services, projects and deliverables (the “Services”) set forth in one or more statements of works attached hereto (each a “Statement of Work”) and otherwise reasonably anticipated by the Parties as included within the applicable Statement of Work, whether or not specifically set forth therein and will be effective only when signed by both parties. Each Statement of Work shall be attached to and incorporated into this Agreement. If a conflict arises between the body of this Agreement and a Statement of Work, the Statement of Work shall control. The form of Statement of Work is attached hereto as Exhibit A.

1.2         Consultant represents that it has the qualifications and ability to perform the services in a professional manner, without the advice or control of Company.

1.3         Consultant warrants the following: (i) that she shall perform under this Agreement in a timely and professional manner its assignments; (ii) to the best of Consultant’s knowledge, the services delivered hereunder, and Company’s permitted use thereof, shall not infringe or violate any patent, copyright, trademark, trade secret, mask work or other proprietary or intellectual property right of any third party; and (iii) that she has full power and authority to make this Agreement including but not limited to providing all intellectual property rights associated with work performed hereunder. The warranties provided in this Section 1.3, or expressly provided elsewhere in this Agreement are exclusive and are in lieu of all other warranties, conditions and guarantees whether written, oral, implied or statutory. Consultant further represents that it is owned 100% by Mr. Abdi Mahamedi.

1.4         Consultant shall comply with the provisions of all applicable laws and any applicable regulations issued by any governmental agency having appropriate jurisdiction during the terms of this Agreement.

2.	RELATIONSHIP OF THE PARTIES.

2.1         Consultant enters into this Agreement as, and shall continue to be, an independent contractor of Company. Under no circumstances shall Consultant look to Company as its employer, or as a partner, agent, or principal. Consultant shall not be entitled to any benefits accorded to Company’s employees including worker’s compensation, disability insurance, vacation or sick pay. Consultant shall be responsible for providing, including for Consultant’s employees and agents, at Consultant’s expense, and in Consultant’s name, disability, worker’s compensation or other insurance as well as licenses and permits, if any, that are usual or necessary for performing the services.

2.2         Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant’s compensation.

2.3         Subject to the terms and conditions of this Agreement, Consultant may represent, perform services for, and contract with as many additional clients, persons, or companies as Consultant, in its sole discretion, sees fit.

3.	COMPENSATION. In consideration for the services to be performed by Consultant, Company shall compensate Consultant as follows:

3.1         Company will compensate Consultant as set forth in the applicable Statement of Work, which is incorporated herein by this reference.

3.2         Consultant will be responsible for all expenses incurred in performing Services under this Agreement.

3.4         Except as set forth on the applicable Statement of Work or a valid modification of this Agreement, there are no other fees or costs or compensation to be paid by Company under this Agreement.

3.5         The making of any payment or payments by Company, or the receipt thereof by Consultant, shall in no way affect the responsibilities and obligations of Consultant hereunder, and shall not imply acceptance by Company of any service or deliverable or the waiver of any warranties or requirements of this Agreement.

4.	TERMINATION OF AGREEMENT; INDEMNIFICATION; LIMITATION OF LIABILITY

4.1        This Agreement and any Statement of Work may be terminated by either party at any time on or after December 1, 2022 with advanced written notice to the other party. Notwithstanding the foregoing, this Agreement shall terminate automatically on the occurrence of (a) bankruptcy or insolvency of either party, (b) the death of Consultant, or (c) on the fifth anniversary of the Effective Date.

4.2        This Agreement and any Statement of Work may be terminated at any time without notice by the Company for Cause. As used in this Agreement, “Cause” shall mean the following: (1) the Consultant’s failure or inability to perform Consultant’s duties under this Agreement to the reasonable satisfaction of the Company after being given written notice of the Consultant’s deficiencies and having a period of at least ten (10) days to cure such deficiencies to the reasonable satisfaction of the Company; (2) dishonesty or other serious misconduct (3) the commission of an unlawful act material to Consultant’s service, (4) a material violation of the Company’s policies or practices which reasonably justifies immediate termination; (5) committing, pleading guilty, nolo contendre or no contest (or their equivalent) to, entering into a pretrial intervention or diversion program regarding, or conviction of, a felony or any crime or act involving moral turpitude, fraud, dishonesty, or misrepresentation; (6) the commission by the Consultant of any act which could reasonably affect or impact to a material degree the interests of the Company or in some manner injure the business, or business relationships of the Company; (7) any material breach by Consultant of this Agreement which, if unintentional and capable of being cured, is not cured within ten (10) days of written notice of such breach by the Company to Consultant. Termination by Company under this Section 4.2 shall not relieve Company of the obligation to pay Consultant for services rendered in conformance with the requirements herein and under any applicable Statement of Work prior to such notice of termination.

4.3         Consultant shall indemnify, defend and hold harmless Company its shareholders, officers, directors, employees, advisors and assigns, from and against any and all losses, claims, damages, and liabilities (including reasonable attorney’s fees and costs) brought by third parties resulting from or arising out of Consultant’s breach of any term, covenant or obligation of this Agreement or the services rendered hereunder, or the negligence, gross negligence or wrongful acts or omissions of Consultant or any employee or agent of Consultant.

4.4         Company shall indemnify, defend and hold harmless Consultant, from and against any and all losses, claims, damages, and liabilities (including reasonable attorney’s fees and costs) brought by third parties resulting from or arising out of performance of authorized Services by Consultant hereunder, with the exception of any claim or liability arising out of Consultant’s breach of any term, covenant or obligation of this Agreement or the services rendered hereunder or the negligence, gross negligence or wrongful acts or omissions of Consultant or any employee or agent of Consultant.

5.	OWNERSHIP OF INTELLECTUAL PROPERTY

5.1        All results of Consultant’s performance of Services for Company before, on or after the Effective Date, including but not limited to concepts, ideas, research, inventions, processes, techniques, product specifications, marketing plans, product designs, graphics, drawings, artwork, designs, copy writing, forms, documents, and all other materials and work product, and all of Consultant’s deliverables under this Agreement (collectively, the “Contract Work”), shall be the sole and exclusive property of Company, its successors and assigns, and shall be considered “work made for hire” under all relevant copyright laws. Consultant hereby irrevocably acknowledges and agrees to Company’s (and its successors and assigns) perpetual and complete ownership of all intellectual property and related rights in and to the Contract Work, and any and all derivative works thereof, and any and all elements of the foregoing, throughout the universe, in all languages and for all purposes. Consultant hereby waives the benefit of any law, doctrine or principle known as “droit moral,” or “moral rights of authors” or any similar law, doctrine or principle however denominated throughout the universe.

5.2         If, for any reason, the Contract Work, any and all derivative works thereof, and/or any and all elements of any of the foregoing, shall be deemed not to be a “work-made-for-hire” under the relevant copyright laws, Consultant shall assign without further consideration, and does hereby irrevocably and perpetually transfer, convey, assign and grant, to Company and its successors and assigns, upon creation, and Company hereby accepts from Consultant, any and all right, title and interest in and to the Contract Work, any and all derivative works thereof, and/or any and all elements of any of the foregoing, in all media and for all purposes.

5.3       Company shall have the right to have all or any of the Contract Work (including all or any derivative works thereof) copyrighted, trademarked or patented with the government of the United States or any applicable state or foreign government agency in the name of Company (or its customers or affiliates), at Company’s expense. Prior to disclosure of Company’s Confidential Information (as defined below) to any employees or contract personnel of Consultant, Consultant shall obtain written assurances from such employees and contract personnel that they acknowledge and agree that they are subject to and bound by terms materially similar to those contained in this Agreement, including but not limited to the provisions in Sections 5 and 6 regarding ownership and confidentiality.

5.4         Consultant agrees to deliver to Company all Contract Work when Consultant no longer provides services to Company or upon request by Company at any other time while providing services to Company or thereafter, without retaining any copies or excerpts thereof.

5.5         The foregoing assignment obligations in this Section 5 shall not apply to any invention that Consultant made, conceived, first reduced to practice or developed entirely on its own time without using any of Company’s equipment, supplies, facilities or trade secret information; unless such invention results from any work that Consultant performed for Company before, on or after the Effective Date. To the extent that any items that fall under this Section 5.5 are incorporated into the Contract Work, Consultant will disclose the same to Company and does hereby grant Company a perpetual, irrevocable, unconditional, worldwide, exclusive, freely transferable, and freely sublicensable right and license under and to any and all intellectual property rights in the same, including but not limited to the right to display, modify, create derivative works based thereon, and otherwise use in any manner and on any media as Company or its successors may in their sole discretion determine

5.6        The foregoing provisions of this Section 5 shall not apply to any intellectual property related to Contract Work produced in connection with a License Agreement (as defined within Exhibit A). All such rights and obligations shall be defined within the License Agreement.

6.	CONFIDENTIALITY

6.1         Except to the extent necessary to perform the services requested pursuant to this Agreement and for the benefit of Company, Consultant will maintain in confidence and will not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any proprietary information or confidential information or know-how belonging to Company or about the business or affairs of Company or its customers or affiliates, whether or not it is in written or permanent form (“Confidential Information”). Confidential Information shall include, but not be limited to: information and data related to Company’s products or product plans; technical, development, customer, marketing, sales, operating, performance, cost, business, financial and process information and materials; computer programming techniques; customer lists; computer programs; drawings, diagrams, designs, specifications and data; information regarding Company’s internal business operations; reports and studies; all record-bearing media containing or disclosing proprietary information and techniques, and all samples, models, prototypes or parts thereof; trade secrets; discoveries, ideas and concepts; and all other information which a reasonable person would perceive to be sensitive or confidential information of Company, whether provide to Consultant by Company or provided to Company by Consultant under this Agreement.

6.2        Confidential Information shall not include any information which: (i) is already known to Consultant by lawful means prior to its dealings with Company, is publicly available at the time of disclosure to Consultant or becomes publicly available after such disclosure other than through breach of this Agreement or other wrongful act(s); (ii) is disclosed to Consultant by a third party where such disclosure does not comprise, result from or entail an obligation of confidentiality (or breach thereof) to Company or its customers or affiliates; (iii) has been independently developed by Consultant without use of or reference to the Confidential Information, as evidenced by appropriate documentation; or (iv) has been approved by Company in writing for release by Consultant.

6.3         When Consultant’s work with Company is concluded, or at any time upon the request of Company, Consultant agrees to promptly deliver to Company: (i) all originals and copies of all documents, records, software programs, media and all other tangible objects and materials containing or representing any Confidential Information, and (ii) all equipment, files, software programs, documents, records, media and all other personal property belonging to Company.

7.	CONFLICT OF INTEREST.

7.1       Consultant warrants that Consultant is free to enter into this Agreement and that the performance of this Agreement by Consultant will not conflict with or constitute a breach under any other agreement or legal obligation to which Consultant is bound.

8.	MISCELLANEOUS PROVISIONS.

8.1         Assignment. This Agreement and all rights hereunder are personal to Consultant and not be transferred or assigned by Consultant without express approval of Company.

8.2         Integration. This Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between them, including all prior agreements, whether or not fully performed by Consultant before the date of this Agreement.

8.3        Choice of Law. The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the State of Delaware without regard to its rules pertaining to conflict of laws. Any action arising out of or relating to this Agreement shall be brought in the appropriate state or federal court located in the State of Delaware and the parties expressly consent to exclusive venue and jurisdiction of the courts located in the State of Delaware, for any such action.

8.4         Attorney Fees and Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in the action or proceeding.

8.5        Background Check. Consultant acknowledges that, as a condition to a successful business relationship, Company may perform one or more background checks on Consultant and Consultant’s designees who perform services for Company. Consultant agrees to provide any necessary consent to Company (and cause such designees to provide their consents, as applicable) to enable Company to perform such checks.

8.6         Equitable Relief. CONSULTANT AGREES THAT IT WOULD BE IMPOSSIBLE OR INADEQUATE TO MEASURE AND CALCULATE COMPANY’S DAMAGES FROM ANY BREACH OF THE COVENANTS SET FORTH IN SECTIONS 5, 6 OR 7 OF THIS AGREEMENT. ACCORDINGLY, CONSULTANT AGREES THAT IF SHE BREACHES ANY SECTION OF THE AGREEMENT, COMPANY WILL HAVE AVAILABLE, IN ADDITION TO ANY OTHER RIGHT OR REMEDY AVAILABLE, THE RIGHT TO OBTAIN AN INJUNCTION OR OTHER EQUITABLE RELIEF FROM A COURT OF COMPETENT JURISDICTION RESTRAINING SUCH BREACH OR THREATENED BREACH AND TO SPECIFIC PERFORMANCE OF ANY SUCH PROVISION OF THIS AGREEMENT. CONTRACTOR FURTHER AGREES THAT NO BOND OR OTHER SECURITY SHALL BE REQUIRED IN OBTAINING SUCH EQUITABLE RELIEF AND CONTRACTOR CONSENTS TO THE ISSUANCE OF SUCH INJUNCTION AND TO THE ORDERING OF SPECIFIC PERFORMANCE.

8.7         Notices. Any notice required or permitted under this Agreement shall be given in writing, either by email, personal service or by registered or certified mail, postage prepaid, at the addresses set forth in the introductory paragraph to this Agreement.

8.8         Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

8.9         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall be considered one and the same instrument.

8.10       Waiver. The failure by Company at any time to require performance or compliance by Consultant of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by Company of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

8.11        Amendment. This Agreement and any Statement of Work may be altered, amended, modified, superseded canceled, renewed, or extended only by an agreement in writing executed by both Consultant and Company.

8.12       No License. Nothing in this Agreement is intended to grant any rights to Consultant under any patent, mask work right, copyright, trademark, trade secret or other intellectual property right of Company, and this Agreement shall not grant Consultant any rights in or to the Confidential Information.

8.14        Survival. Sections 2.1, 2.2, and all of Sections 4 through 8, inclusive, of this Agreement shall survive any termination or expiration of this Agreement.

IN WITNESS WHEREOF, Company and Consultant have executed this Agreement as of the Effective Date.

COMPANY:		CONTRACTOR:

Liquidmetal Technologies, Inc.		Rosewood LLC

By:	/s/ Tony Chung	By:	/s/ Abdi Mahamedi
Name: Tony Chung		Name: Abdi Mahamedi
Title: CEO		Title: Authorized Manager

Exhibit A – Form Statement of Work

This Statement of Work is entered into pursuant to the terms and conditions set forth in the Consulting Agreement (the “Agreement”) entered into as of May 10, 2022 (the “Effective Date”) between Liquidmetal Technologies, Inc. (“Company”) and Rosewood LLC (“Consultant”) and is incorporated into the Agreement by reference hereof.

The following represents the entire scope of work and pricing related to the Services that shall be provided by Consultant pursuant to this Statement of Work. This Statement of Work includes any attachments hereto. Any capitalized terms not defined in this Statement of Work shall have the meanings set forth in the Agreement. Changes to this Statement of Work must be approved in writing by the parties.

Pricing / Payment:

1.

The Company and Consultant shall enter into a separate agreement under which the Company shall grant to Consultant the right and option (the “Option”) to purchase from the Company on the terms and conditions set forth herein all or any part of an aggregate of two million (2,000,000) shares of the Company’s Common Stock. The Option Price per share of Common Stock subject to the Option shall be equal to the closing stock price on the date of grant in such separate agreement (the “Grant Date”). The shares covered by the Option shall vest 33% on the first anniversary of the Grant Date. Thereafter, the shares covered by the Option shall vest monthly over 2 years with the Option being 100% vested on the third anniversary of the Grant Date, provided that Consultant continues to be engaged as a consultant on each such vesting date. In the event that the Agreement is terminated for reason other than (a) bankruptcy or insolvency of either party, (b) death of Consultant, (c) Cause, or (d) voluntary termination by Consultant for any reason, any shares covered by the Option not yet vested on the day of such termination shall then immediately vest. Unless renewed by written agreement of the Parties, the options shall expire one day prior to the fifth anniversary of the Grant Date. The Option shall be Consultant’s sole consideration for the services provided under this Agreement.

Scope of Services/Deliverables:

Consultant shall advise Company on its ongoing business strategy and licensing opportunities. Consultant shall, whenever appropriate, research, identify, and present licensing and sublicensing opportunities in North America, South America, Europe, the Middle East, and North Africa. Consultant shall perform research and market studies to assess the establishment of a sales and manufacturing site in Europe for the production of bulk metallic glass components and parts for applications within the aerospace and other related industries.

Upon the presentation by Consultant of an acceptable business case for such an opportunity to the Company for its consideration, Consultant and Company shall negotiate in good faith a royalty-based, worldwide, non-exclusive, field-restricted, time-restricted, and renewable license to the Company’s trademarks, patents, and other intellectual property rights (the “License Agreement”). The terms and scope of the License Agreement shall be subject to mutual agreement between the Company and Consultant, and the Company shall not be obliged to enter into the License Agreement pursuant to its good faith discretion. The presentation of such business case and the negotiation of such License Agreement shall be completed on or before November 30, 2022. In the event that no License Agreement can be successfully negotiated, Consultant shall still be entitled to the entirety of the Payment above, so long as the Consultant continues to provide the remainder of Consultant’s services hereunder in accordance with the terms of this Agreement.

Consultant shall perform business development activities and other special projects as requested by the Company.